sabin METAL CORPORATION
    1647 WHEATLAND CENTER ROAD, P.O. BOX 905 - SCOTTSVIELLE, N.Y. 14546-0905

REFINERS OF PRECIOUS METALS                                     (716) 538-2194
GOLD-SILVER-PLATINUM-PALLADIUM-RHODIUM                     FAX# (716) 538-2593




                                    Quotation

   06/07/2001

   Mark Lindsey
   Texxon Inc
   110 Four Seasons Drive
   Murfreesboro, TN 37129 USA


   Dear Mr. Lindsey:

   We are pleased to offer the following quote as requested by Jonathan Sabin. These terms will remain in effect for 30 days after notice is given by Sabin Metal Corporation of intent to change them. However, if no notice is given, the terms will expire 1 year from the date of issuance. The terms are as follows:

   QUOTE # 2001169  Please refer to this number on the paperwork of any material shipped under these terms. If a purchase order is generated, this number MUST appear on it

   Material: Platinum Sponge (Similar to received sample: ~99.5% Pt.)

   Transportation:  This material is to be delivered F.O.B. Sabin Metal
                    Corporation, Scottsville, NY

          NOTE: If this material is to be shipped on a Hazardous Waste Manifest, please read and comply with the requirements on the enclosed sheet for such shipments.

          Hazardous waste shipments to New York state require a New York state Hazardous Waste Manifest.


   Accountability:                  Pt    - 100.00 %

   Refining Charges:                Pt    - $15.00 per accountable troy ounce






   THIS QUOTATION INCLUDES THE STANDARD TERMS AND CONDITIONS ON THE REVERSE

       CORPORATE OFFICE: 300 PANTIGO PLACE (102) - EAST HAMPTON, NY 11937



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SABIN METAL CORPORATION


         QUOTE # 2001169                                      Quotation Page 2



         Settlement:       30 Days from the date of receipt. If lot is witnessed
                           by Texxon Inc or its representative, settlement will be 30 Days from date of witnessing.

     Credit Options:       You may choose one of the following:

                    1. Sell the accountable metals to Sabin Metal Corporation. Metal pricing will be determined one day after date of settlement agreement.

                    2. Physical return of accountable metals, F.O.B. release at Scottsville, NY.

                    3. Held in a Sabin Metal Corporation pool account at Scottsville, NY. Metal in pool accounts can either be returned to you (see option 2 above), or sold to Sabin Metal at a later date. Metal pricing of metals will be the next business day after you notify Sabin Metal of your desire to sell.

We hope that you find these terms satisfactory. If there are any questions, please contact us.

Sincerely,


/S/ James Barrett
------------------
James Barrett
Customer Materials Manager
SABIN METAL CORPORATION

JAB/dxs

cc: Jonathan Sabin



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